Exhibit 10.1

Breaking Stick Holdings, LLC

c/o Deerfield Management

780 Third Avenue

37th Floor

New York, NY 10017

February 22, 2018

Avadel Pharmaceuticals plc

Block 10-1

Blanchardstown Corporate Park

Ballycoolin, Dublin 15, Ireland

Ladies and Gentlemen:

The parties to this letter agreement (this “Agreement”) are Avadel Pharmaceuticals plc, an Irish public limited company (the “Company”), and Breaking Stick Holdings, LLC (formerly known as Eclat Holdings, LLC), a Delaware limited liability company (the “Warrant Holder”).

Reference is hereby made to (a) that certain Warrant No. 1 to purchase 1,100,000 (subject to adjustment) American Depositary Shares (“ADSs”), each representing one ordinary share, nominal value $0.01 per share, of the Company, deemed to be issued to the Warrant Holder originally by Flamel Technologies, S.A., as the predecessor to the Company (the “Predecessor”) on March 12, 2012 (the “Issuance Date”) and reissued by the Company as of January 1, 2017 (the “Reissuance Date”), and (b) that certain Warrant No. 2 to purchase 2,200,000 (subject to adjustment) ADSs, deemed to be issued to the Warrant Holder originally by the Predecessor on the Issuance Date and reissued by the Company on the Reissuance Date (collectively, the “Warrants”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Warrants.

In consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Cashless Exercise. Anything to the contrary (including any provision of the Warrants) notwithstanding, the Warrant Holder shall be permitted to make Cashless Exercises of the Warrants at any time during the term of the Warrants, regardless of the proviso set forth in the first sentence of Section 3(a)(ii) of each of the Warrants.

2. Certain Warrant Exercise Procedures. Anything to the contrary (including any provision of the Warrants) notwithstanding, (a) the Warrant Holder shall be permitted to make exercises of the Warrants from time to time by facsimile or electronic mail delivery of an Exercise Form duly completed and executed, at pthompson@avadel.com (if exercised by electronic mail delivery) or +353 1 526 1077 (if exercised by facsimile delivery), and the “Date of Exercise” shall be the date of such delivery, provided that in the case of a Cash Exercise the full Exercise Price for each ADS or Restricted ADS as to which this Warrant is Exercised is paid no later than two business days thereafter, (b) physical delivery of an original Warrant or original Exercise Form shall not be required with any such exercise, (c) in the event that the Exercise Price (if applicable) set forth in the Exercise Form is not paid to the Company by the deadline therefor as set forth in clause (a) above, the Date of Exercise shall be such date as such Exercise Price is received by the Company, and (d) on the Date of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been Exercised, irrespective of the date such Warrant Shares are credited to the Holder’s or its designee’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be.

3.       Waiver. Anything to the contrary (including any provision of the Warrants) notwithstanding, the Warrant Holder hereby irrevocably waives any action, claim or other right it may have in connection with any “Registration Failure” that occurred or is alleged to have occurred prior to the date hereof with respect to the Warrants or the underlying ADSs, including without limitation any action, claim or other right to seek “Failure Payments” or any other form of compensation or reimbursement with respect to any such “Registration Failure” that occurred or is alleged to have occurred prior to the date hereof.

4. Public Disclosure. No later than 8 a.m., Eastern time (or 9:30 a.m. Eastern Time, if this Agreement is executed after 6 p.m., Eastern Time) on the first business day following the date of this Agreement, the Company shall file a Form 8-K with the SEC disclosing the Company’s entry into this Agreement and any other material non-public information provided by on behalf of the Company to the Warrant Holder or any of its affiliates or representatives in connection herewith and attaching a copy of this Agreement as an exhibit thereto.

5. Miscellaneous.

(a) This letter agreement shall be governed by, and construed in accordance with, the internal laws of the state of New York, without giving effect to its principles of conflicts of laws, and shall be binding upon the parties hereto and their respective successors and permitted assigns. Each party hereto shall bear their own costs and expenses in connection with the preparation, negotiation and execution of this Agreement.

(b) Except as expressly set forth herein, the Warrants shall remain in full force and effect according to their express terms.

(c) This letter agreement may be executed in counterparts, which shall be considered one and the same agreement; provided that a .pdf or facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a .pdf or facsimile signature.

BREAKING STICK HOLDINGS, LLC

By:	/s/ David Clark
Name:	David Clark
Its:	Authorized Signatory

Acknowledged, Agreed to and Accepted
this 22nd day of February 2018:

AVADEL PHARMACEUTICALS PLC

By	/s/ Michael F. Kanan
Name:	Michael F. Kanan
Title:	Senior Vice President and Chief Financial Officer